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                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                               MERGER ENDORSEMENT

This Endorsement is made part of and should be attached to your policy, contract or certificate. The changes made in this Endorsement apply as of the Endorsement Date shown below.

MetLife Life and Annuity Company of Connecticut has merged into MetLife Insurance Company of Connecticut and is now known as MetLife Insurance Company of Connecticut.

All references in your insurance policy, contract or certificate to "MetLife Life and Annuity Company of Connecticut" are hereby changed to "MetLife Insurance Company of Connecticut". No terms, conditions or benefits of your policy, contract or certificate have changed. MetLife Insurance Company of Connecticut is responsible for all benefits payable under your policy, contract or certificate. Your rights are not affected.

Endorsement Date: December 7, 2007

                                        METLIFE INSURANCE COMPANY OF CONNECTICUT


                                        /S/ Michael Farrell
                                        ----------------------------------------
                                        President

6-E48-07